FOR RELEASE ON: February 26, 2014 at 07:30 ET	Exhibit 99.1

CONTACT:	Dan Behrendt Chief Financial Officer TASER International, Inc. (480) 905-2000

TASER Reports Record Quarterly Revenue of $40.0 Million

Annual Revenue of $137.8 Million Also Sets a New Record

SCOTTSDALE, Ariz., February 26, 2014 — TASER International, Inc. (NASDAQ: TASR), today announced financial results for the fourth quarter ended December 31, 2013.

Financial Summary:

-	Net sales were $40.0 million in the quarter, an increase of $7.9 million, or 24.6%, compared to fourth quarter 2012 net sales of $32.1 million. Upgrades by numerous law enforcement agencies to the new TASER® X26P™ and TASER X2™ Smart Weapons drove the increase. AXON® cameras, EVIDENCE.com and TASER® CAM™ HD recorders also contributed to the net sales increase in the fourth quarter.

-	TASER Weapons segment revenues grew $7.3 million year-over-year, or 24.1%, to $37.6 million in the fourth quarter of 2013.

-	EVIDENCE.com & Video segment revenues increased by $0.6 million, or 33.6%, to $2.5 million in the fourth quarter of 2013 in comparison to the prior year. EVIDENCE.com & Video segment bookings increased $3.5 million, or 211.5%, over the same quarter last year with fourth quarter 2013 bookings of $5.2 million.

-	Gross margin in the fourth quarter of 2013 was 63.8%, compared to 59.7% in the same period last year. The improvement in gross margin in the fourth quarter of 2013 was driven by the 24.6% increase in net sales which resulted in better leverage of overhead expenses, increased sales prices and lower trade-in credit values. Gross margin also benefited from the capitalized EVIDENCE.com software development costs being fully depreciated midway through 2013.

-	Sales, general and administrative (SG&A) expenses of $11.7 million in the fourth quarter of 2013 decreased 6.3%, from $12.4 million in the fourth quarter of 2012. As a percentage of revenue, SG&A decreased to 29.1% in the fourth quarter 2013 compared to 38.8% in the prior year. Compared to the prior year, litigation-related activities were down $1.2 million due to more activity in the prior year. Additionally, as a result of the reversal of damages in the Turner case (see discussion below), the Company recognized a $0.5 million benefit during the quarter related to reimbursements for expenses previously recognized. This was partially offset by increases in personnel expense of $0.7 million as the Company has increased customer-facing positions as well as some administrative functions. Commission expense increased approximately $0.3 million as a result of the higher sales in the quarter. Tradeshow expense also increased due to the timing of the International Chiefs of Police tradeshow in the fourth quarter of 2013 compared to 2012 when the tradeshow was held in the third quarter. The Company expects to see the elevated spend in SG&A continue through 2014 as initiatives to grow the top line internationally and in the EVIDENCE.com & Video segment are executed and infrastructure is further put in place.

-	This quarter, the Company was granted a new trial on damages for the Turner case, therefore, the Company was able to reverse the $1.1 million litigation judgment reserve. Also in the quarter, the Company announced two cases settled for a combined $2.3 million. Due to the reversal of the Turner judgment, the Company did not need to record a litigation reserve related to these two settlements as insurance coverage to pay the settlement expenses is now available. The Company’s risk management programs have significantly reduced the rate of new litigation, which has dropped from an average of six new cases per quarter in 2011, to only one new case filed in the last two fiscal quarters.

-	At the time of this press release, the Company is in trial in a case brought by its former distributor in Brazil alleging breach of contract and claiming monetary damages and attorneys’ fees. As we have previously disclosed, we have reserved $0.8 million as our estimated liability for this case (based on our rejected settlement offer). As jury trials are inherently unpredictable, the actual outcome of this case may differ favorably or unfavorably from our reserve estimate. We expect the jury trial and judgment phase of this case to conclude during the first quarter of 2014.

-	Research and development (R&D) expenses of $3.4 million for the fourth quarter of 2013 increased $1.5 million, or 73.7%, when compared to the fourth quarter of 2012 primarily driven by additional personnel expense related to EVIDENCE.com & Video segment product development initiatives. The Company continues to expect to see increased expenses in R&D through 2014 as it launches the development of next generation cloud software and mobile products, as well as adds enhanced and new functionality to EVIDENCE.com.

-	Income from operations increased $6.8 million, or 143.9%, to $11.6 million in the fourth quarter of 2013 compared to the fourth quarter of 2012.

-	Adjusted EBITDA was $13.4 million for the fourth quarter of 2013, an increase from Adjusted EBITDA of $7.7 million in the fourth quarter of 2012. The increase is due to increased sales and margins.

-	Net income for the fourth quarter of 2013 was $6.9 million, or $0.13 per diluted share, compared to $3.8 million, or $0.07 per diluted share in the fourth quarter of 2012.

-	In the fourth quarter of 2013, the Company generated $9.3 million in cash from operating activities. Cash, cash equivalents and investments were $63.4 million at the end of the fourth quarter of 2013, up from $37.8 million at December 31, 2012.

“The positive momentum for the Company continued in the fourth quarter resulting in another record quarter, and record year, for top-line results,” stated Rick Smith, TASER’s CEO. “Our North American growth in the TASER Weapons business drove record revenue and profitability, while the international market had a phenomenal quarter with more than $10 million in revenue. We are also excited by the second straight quarter of bookings in excess of $5.0 million for the EVIDENCE.com and AXON products. We believe cloud computing and wearable technology in law enforcement will grow significantly in the near future and TASER has unequivocally moved into the position of thought leader in this area, as evidenced by the numerous opportunities to speak at law enforcement technology conferences and anticipated record attendance at our March Technology Summit.

“To further solidify our leadership position in the law enforcement technology sector, we plan to increase our investment in R&D initiatives related to our next generation video products in 2014, as well as introduce innovative new features for existing video and weapons products,” Smith continued. “Also in 2014, we intend to drive top-line growth internationally, and in our EVIDENCE.com and video business, by increasing our salesforce and other customer-facing roles, which began in the fourth quarter of 2013. In the North American weapons business, our focus is on deeper penetration into law enforcement agencies that do not have a CEW or on-officer camera on every officer, as well as the significant opportunity of selling new Smart Weapons with enhanced functionality into our existing large installed base. Our investments in R&D, and sales and marketing, combined with TASER’s market-leading products, and excellent customer service, will drive continued value for our stakeholders,” concluded Smith.

Other Significant Events:

-	The Company announced a number of significant orders for its X26P and X2 Smart Weapons during the fourth quarter, including:

•	Atlanta Police Department (GA)

•	Birmingham Police Department (AL)

•	Bureau of Indian Affairs Office of Law Enforcement Services

•	Columbus Police Department (OH)

•	Forsyth County Sheriff’s Office (GA)

•	Garland Police Department (TX)

•	Henrico County Police Department (VA)

•	Illinois State Police Department

•	Nassau County Police Department (NY)

•	Pittsburgh Bureau of Police (PA)

•	Raleigh Firing Range (NC)

•	Riverside County Sheriff’s Department (CA)

•	Rochester Police Department (NY)

•	San Bernardino County Probation Department (CA)

•	Suffolk County Police Department (NY)

•	Toledo Police Department (OH)

•	Wisconsin State Patrol (WI)

-	The Company continued to see new agencies adopt the AXON flex and new AXON body on-officer cameras and EVIDENCE.com management service during the fourth quarter. AXON and EVIDENCE.com deployments included significant orders from:

•	Birmingham Police Department (AL)

•	Chino Police Department (CA)

•	Las Vegas Metropolitan Police Department (NV)

•	New Orleans Police Department (LA)

•	Sanford Police Department (FL)

-	The Company will continue to take questions relating to the fourth quarter results via social media. TASER management will entertain questions during the call asked via Twitter, in addition to questions from those logged into the webcast. Individuals may submit questions via Twitter using hashtag #TASR_Earnings to the @TASER_IR handle. TASER management regrets that due to time considerations, not all questions may be answered during the call. For those individuals who do not have access to Twitter, all tweets and related content are streamed directly to http://investor.taser.com.

-	The Company will update its investor relations presentation and fact sheet and post them to http://investor.taser.com within the next two weeks with the fourth quarter results. Archived presentations from previous quarters may also be found on the website.

The Company will host its fourth quarter 2013 earnings conference call on Wednesday, February 26, 2014 at 10am ET. To join the live audio presentation, please dial toll free at 877-303-9126, or for international callers, please dial 253-237-1156. The pass code is 31031436.

Non-GAAP Measures

To supplement the Company’s financial results presented in accordance with GAAP, we are presenting the non-GAAP financial measures of EBITDA and Adjusted EBITDA. Our management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods and as a measure of liquidity. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented at the end of the release.

EBITDA is defined as consolidated net income (loss) before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA as presented herein is defined as EBITDA before certain other items, including: stock-based compensation; (gain) loss on write-down/disposal of property, equipment and intangibles, net; provision for obsolete and excess inventory; litigation judgment (reversal) expense; loss on impairment; and interest income and other (income) expense.

Caution on Use of Non-GAAP Measures

These non-GAAP financial measures are not consistent with GAAP, and management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

•	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and

•	these non-GAAP financial measures were not prepared in accordance with GAAP and investors should not assume that the non-GAAP financial measures presented in this earnings release were prepared under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure or measures appears within this press release.

About TASER International, Inc.

TASER International, Inc. (NASDAQ:TASR) is a global provider of safety technologies that protect life and prevent conflict. More than 17,000 public safety agencies in 100 countries rely on TASER® conducted electrical weapons and AXON on-officer camera systems to help protect and serve. Today, the use of TASER CEWs has saved more than 121,000 lives from potential death or serious injury while TASER innovations benefit individuals and families too, providing personal protection and accountability while maintaining regard for life. Since 1994, more than 260,000 individuals have relied on TASER technology as a means for effective personal safety. Learn more about TASER International and its solutions at www.TASER.com and www.EVIDENCE.com or by calling (800) 978-2737. Be a part of the TASER community by joining us on Facebook, LinkedIn, Twitter, and YouTube.

TASER® is a registered trademark of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo, AXON, AXON flex, AXON body, TASER CAM HD, X26, X26P and X2 are trademarks of TASER International, Inc.

Note to Investors

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our expectations, beliefs, intentions or strategies regarding the future; that we expect to see increased R&D expenses in 2014; that we expect elevated SG&A spending in 2014; that cloud computing and wearable electronics in law enforcement will grow significantly in the near term and we will benefit from this growth; that we will introduce innovative new features for our existing weapons and video products; and that we intend to drive top-line growth internationally and in our EVIDENCE.com & Video business by increasing sales activities. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements herein.

TASER International assumes no obligation to update the information contained in this press release. These statements are qualified by important factors that could cause our actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: market acceptance of our products; our dependence on sales of our TASER X26, X26P and X2 CEWs; the acceptance of our EVIDENCE.com software model; our ability to design, introduce and sell new products; delays in development schedules; rapid technological change and competition; product defects; breach of our security measures resulting in unauthorized access to customer data; outages and disruptions relating to our EVIDENCE.com service; budgetary and political constraints of prospects and customers; the length of our sales cycle and our ability to realize benefits from our marketing and selling efforts; litigation risks resulting from alleged product-related injuries and media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this publicity could have on sales; the outcome of pending or future litigation; our ability to protect our intellectual property; intellectual property infringement claims and relating litigation costs; competition in foreign countries relating to foreign patents; our successful identification of existing intellectual property rights that might infringe on our developments; risks of governmental regulations, including regulations of our products by the United States Consumer Product Safety Commission, regulation of our products as a “crime control” product by the Federal government, state and local government regulation and foreign regulation; the adverse effects that could result from our products being classified as firearms by the United States Bureau of Alcohol and Firearms; our compliance with regulations governing the environment, including but not limited to, regulations within the European Union; new regulations relating to conflict minerals; our dependence on third party suppliers for key components of our products; component shortages, including our dependence on foreign suppliers for key components; rising costs of raw materials and transportation relating to petroleum prices; our ability to manage our growth; our ability to increase manufacturing production to meet demand; establishment and expansion of our direct and indirect distribution channels; our ability to pursue sales directly with customers; risks relating to acquisitions and joint ventures; catastrophic events; fluctuations in quarterly operating results; foreign currency fluctuations; counterparty risks relating to cash balances held in excess of FDIC insurance limits; employee retention risks and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K.

Please visit http://investor.taser.com, http://blog.taser.com, www.twitter.com/taser_ir, www.twitter.com/officialtaser and http://www.facebook.com/TASERInternational where TASER discloses information from time to time about the company, its financial information, and its business.

For investor relations information please contact Erin Curtis by phone at (480) 515-6330 or via email at IR@TASER.com, or Dan Behrendt, Chief Financial Officer of TASER International, Inc., (480) 905-2002.

TASER International, Inc.

Consolidated Statements of Operations

(Unaudited)

Dollars in thousands

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net sales	$40,025	$32,116	$137,831	$114,753
Cost of products sold and services delivered	14,471	12,948	51,988	47,038

Gross margin	25,554	19,168	85,843	67,715
Sales, general and administrative expenses	11,658	12,448	46,556	39,247
Research and development expenses	3,444	1,983	9,888	8,139
Litigation judgment recovery	(1,100)	—	(1,100)	(2,200)

Income from operations	11,552	4,737	30,499	22,529
Interest and other income, net	53	58	84	83

Income before provision for income taxes	11,605	4,795	30,583	22,612
Provision for income taxes	4,683	980	10,792	7,874

Net income	$6,922	$3,815	$19,791	$14,738

Income per common and common equivalent shares
Basic	$0.13	$0.07	$0.38	$0.27
Diluted	$0.13	$0.07	$0.37	$0.27
Weighted average number of common and common equivalent shares outstanding
Basic	52,334	52,503	51,880	53,827
Diluted	54,589	54,297	54,152	54,723

TASER International, Inc.

Segment Reporting

(Unaudited)

Dollars in thousands

	Three Months Ended December 31, 2013			Three Months Ended December 31, 2012
	TASER Weapons	EVIDENCE.com & Video	Total	TASER Weapons	EVIDENCE.com & Video	Total
Product sales	$37,572	$1,796	$39,368	$30,280	$1,606	$31,886
Service revenue	—	657	657	—	230	230

Net sales	37,572	2,453	40,025	30,280	1,836	32,116

Cost of products sold	12,490	1,634	14,124	11,281	1,061	12,342
Cost of services delivered	—	347	347	—	606	606

Gross margin	25,082	472	25,554	18,999	169	19,168
Sales, general & administrative	9,551	2,107	11,658	11,363	1,085	12,448
Research & development	1,185	2,259	3,444	1,132	851	1,983
Litigation judgment recovery	(1,100)	—	(1,100)	—	—	—

Income (loss) from operations	$15,446	$(3,894)	$11,552	$6,504	$(1,767)	$4,737

Operating margin %	41%	-159%	29%	21%	-96%	15%

	Twelve Months Ended December 31, 2013			Twelve Months Ended December 31, 2012
	TASER Weapons	EVIDENCE.com & Video	Total	TASER Weapons	EVIDENCE.com & Video	Total
Product sales	$127,474	$8,649	$136,123	$109,055	$5,071	$114,126
Service revenue	—	1,708	1,708	—	627	627

Net sales	127,474	10,357	137,831	109,055	5,698	114,753

Cost of products sold	44,025	6,074	50,099	39,350	3,773	43,123
Cost of services delivered	—	1,889	1,889	—	3,915	3,915

Gross margin	83,449	2,394	85,843	69,705	(1,990)	67,715
Sales, general & administrative	40,173	6,383	46,556	35,737	3,510	39,247
Research & development	4,311	5,577	9,888	3,938	4,201	8,139
Litigation judgment recovery	(1,100)	—	(1,100)	(2,200)	—	(2,200)

Income (loss) from operations	$40,065	$(9,566)	$30,499	$32,230	$(9,701)	$22,529

Operating margin %	31%	-92%	22%	30%	-170%	20%

TASER International, Inc.

AXON flex, AXON body and EVIDENCE.com Bookings by Quarter

(Unaudited)

Dollars in thousands

	For the Quarter ended,
	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012
Bookings	$5,206	$5,847	$2,046	$1,387	$1,671

AXON flex, AXON body and EVIDENCE.com bookings is a statistical measure defined as the sales price of orders placed in the relevant time period. Bookings are an indication of the activity the Company is seeing relative to AXON flex, AXON body and EVIDENCE.com.

The Company has deliverables to meet prior to recognizing revenue related to many of the orders. These statistics represent orders and not invoiced sales. Once invoiced, the revenue related to EVIDENCE.com is recognized over the requisite service period of one to five years. Due to municipal government funding rules, certain of the future year amounts included in bookings are subject to budget appropriation. Other contracts contain provisions as mandated by the municipal government to allow for the cancellation of the contract for the convenience of the agency. Although TASER has entered into contracts for the delivery of products and services in the future and anticipates the contracts will be completed, if agencies do not appropriate money in future year budgets or enact a cancellation clause, revenue associated with these bookings will not ultimately be recognized, resulting in in a future reduction to bookings.

For more information relative to our revenue recognition policies, please reference our SEC filings. Some bookings will be invoiced in subsequent years.

TASER International, Inc.

Unit Sales Statistics

(Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2013	2012	Unit Change	Percent Change	2013	2012	Unit Change	Percent Change
X26	9,473	10,389	(916)	(8.8)%	33,769	42,340	(8,571)	(20.2)%
X26P	10,444	—	10,444	*	28,107	—	28,107	*
X2	7,733	11,259	(3,526)	(31.3)	28,164	30,665	(2,501)	(8.2)
M26	453	513	(60)	(11.7)	2,091	3,771	(1,680)	(44.6)
X3	—	181	(181)	*	271	250	21	8.4
C2	2,247	3,209	(962)	(30.0)	8,116	11,803	(3,687)	(31.2)
TASER Cam	2,337	2,413	(76)	(3.1)	10,686	7,859	2,827	36.0
Cartridges	398,203	373,585	24,618	6.6	1,552,028	1,540,838	11,190	0.7
AXON flex	1,323	754	569	75.5	4,903	2,772	2,131	76.9
AXON body	1,114	—	1,114	*	1,888	—	1,888	*
StrikeLight	1,819	—	1,819	*	3,141	—	3,141	*

*	Not meaningful

TASER International, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

Dollars in thousands

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net income	$6,922	$3,815	$19,791	$14,738
Depreciation and amortization	1,095	1,405	5,131	6,519
Interest expense	8	5	16	9
Provision for income taxes	4,683	980	10,792	7,874

EBITDA	$12,708	$6,205	$35,730	$29,140

Adjustments:
Stock-based compensation expense	1,434	1,225	4,340	3,422
(Gain) loss on write down/disposal of property, equipment and intangibles, net	57	50	141	355
Provision for excess and obsolete inventory	316	317	595	554
Litigation judgment recovery	(1,100)	—	(1,100)	(2,200)
Interest income and other (income) expense	(61)	(63)	(100)	(93)

Adjusted EBITDA	$13,354	$7,734	$39,606	$31,178

Adjusted EBITDA as a percentage of net sales	33.4%	24.1%	28.7%	27.2%

Composition of stock-based compensation:

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Cost of products sold	$42	$38	$175	$172
Sales, general and administrative expenses	865	1,015	3,158	2,647
Research and development expenses	527	172	1,007	603

	$1,434	$1,225	$4,340	$3,422

TASER International, Inc.

Consolidated Balance Sheets

(Unaudited)

Dollars in thousands

	December 31, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$42,271	$36,127
Short-term investments	9,101	1,681
Accounts and notes receivable, net	22,488	18,101
Inventory	11,109	10,993
Prepaid expenses and other current assets	5,397	2,755
Deferred income tax assets, net	6,098	9,396

Total current assets	96,464	79,053
Property and equipment, net	19,043	21,952
Deferred income tax assets, net	13,679	11,606
Intangible assets, net	3,317	3,317
Goodwill	2,235	—
Long-term investments	12,023	—
Other assets	618	308

Total assets	$147,379	$116,236

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,221	$6,223
Accrued liabilities	6,290	7,065
Current portion of deferred revenue	6,878	4,287
Customer deposits	1,154	500
Current portion of capital lease payable	36	34

Total current liabilities	20,579	18,109
Deferred revenue, net of current portion	13,341	7,836
Liability for unrecognized tax benefits	3,122	2,903
Other long-term liabilities	376	—
Long-term portion of capital lease payable	67	103

Total liabilities	37,485	28,951

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	139,424	111,661
Treasury stock	(92,203)	(67,203)
Retained earnings	62,674	42,883
Accumulated other comprehensive loss	(2)	(57)

Total stockholders’ equity	109,894	87,285

Total liabilities and stockholders’ equity	$147,379	$116,236

TASER International, Inc.

Selected Consolidated Statement of Cash Flows Information

(Unaudited)

Dollars in thousands

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net income	$6,922	$3,815	$19,791	$14,738
Depreciation and amortization	1,095	1,405	5,131	6,519
Stock-based compensation expense	1,434	1,225	4,340	3,422
Net cash provided by operating activities	9,339	3,259	32,426	26,517
Net cash provided by (used in) investing activities	(9,826)	1,004	(23,062)	1,681
Net cash provided by (used in) financing activities	7,780	5,902	(3,189)	(13,363)
Cash and cash equivalents, end of period	42,271	36,127	42,271	36,127